                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                SIERRA HEALTH SERVICES, INC.
------------------------------------------------------------
      (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No Fee Required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                                 P.O. Box 15645

                          Las Vegas, Nevada 89114-5645

                                                                  April 19, 2001

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Tuesday, May 22, 2001, at 10:00 a.m., local time, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada.

    The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company and its officers and Directors.

    Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                          Sincerely,

                                          [SIG]

                                          Anthony M. Marlon, M.D.
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                          SIERRA HEALTH SERVICES, INC.
                                 P.O. BOX 15645
                          LAS VEGAS, NEVADA 89114-5645

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD TUESDAY, MAY 22, 2001

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the "Company"), will be held at 10:00 a.m., local time, Tuesday, May 22, 2001, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, for the following purposes:

    1. To elect four Directors for two-year terms and until their successors are duly elected and qualified and to elect two Directors for one-year terms and until their successors are duly elected and qualified.

    2. To amend the Company's Bylaws to increase the size of the Board from a range of not less than 3 nor more than 7 Directors to a range of not less than 3 nor more than 9 Directors.

    3. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2001.

    4. To consider and act upon a shareholder proposal, if properly presented at the meeting.

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of record of the Company's Common Stock at the close of business on March 26, 2001 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors' nominees for election at the Annual Meeting as Directors of the Company are Anthony M. Marlon, M.D., Thomas Y. Hartley, Anthony L. Watson, and Michael E. Luce for two-year terms, and Albert
L. Greene and Erin E. MacDonald for one-year terms.

    You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company's Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

                                          By Order of the Board of Directors,

                                          [SIG]

                                          Frank E. Collins
                                          SECRETARY

Las Vegas, Nevada
April 19, 2001

                                   IMPORTANT

    IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, WE URGE STOCKHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

                          SIERRA HEALTH SERVICES, INC.
                                 P.O. BOX 15645
                          LAS VEGAS, NEVADA 89114-5645

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                            ON TUESDAY, MAY 22, 2001

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation, for use at the 2001 Annual Meeting of Stockholders of the Company (the "2001 Annual Meeting") to be held at 10:00 a.m., local time, on Tuesday, May 22, 2001, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company's stockholders is April 19, 2001.

                          VOTING OF PROXY; REVOCATION

    A proxy in the accompanying form that is properly executed, returned, and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the six nominees described herein, (ii) for the amendment to the Company's Bylaws as discussed herein, (iii) for the ratification of the appointment of auditors, (iv) against the shareholder proposal, and (v) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the 2001 Annual Meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 2001 Annual Meeting and expressing a desire to vote his or her shares in person. See "Other Matters."

                            EXPENSES OF SOLICITATION

    The expenses of the preparation of proxy materials and the solicitation of proxies for the 2001 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by Directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Corporate Investor Communications, Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $3,000 plus their costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company's Common Stock.

                               VOTING SECURITIES

    Holders of the Company's Common Stock, par value $.005 per share, as of the close of business on March 26, 2001 will be entitled to notice of, and to vote at, the 2001 Annual Meeting or any adjournments thereof. On that date, there were 27,512,822 shares of Common Stock outstanding, the holders of which are entitled to one vote for each share registered in their names with respect to each matter to be voted on at the 2001 Annual Meeting, except as described below for the election of Directors. The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of record of shares representing a majority of the total issued and outstanding shares of Common Stock as of March 26, 2001 will constitute a quorum at the 2001 Annual Meeting.

    Stockholders are entitled to vote cumulatively for the election of Directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 2001 Annual Meeting that such stockholder desires the voting for the election of Directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of Directors to be elected, and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxy holders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

    Assuming that a quorum is present at the 2001 Annual Meeting, Directors will be elected by a plurality of the votes cast at the 2001 Annual Meeting by holders of shares of Common Stock present in person or represented by proxy. Approval of the amendment to the Bylaws requires the affirmative vote of the stockholders who hold at least a majority of the voting power of the issued and outstanding stock entitled to vote at the Annual Meeting. Approval of other items at the 2001 Annual Meeting requires that the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Withholding authority to vote for Directors and broker non-votes will not affect the election of Directors. Abstentions and broker non-votes will have the same effect as a vote against the proposed amendment to the Bylaws, but will not affect the outcome of the vote on other proposals.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 26, 2001 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under "Compensation of Executive Officers," (2) each Director and nominee of the Company, (3) all current Directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, Directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company's principal executive offices.

                                                  AMOUNT AND
                                                  NATURE OF       PERCENTAGE OF
                                                  BENEFICIAL       OUTSTANDING
NAME OF BENEFICIAL OWNER                          OWNERSHIP       COMMON STOCK
------------------------                       ----------------   -------------
Anthony M. Marlon, M.D.......................     2,596,392(1)         9.39%
Erin E. MacDonald............................       288,551(2)         1.05%
Jonathon W. Bunker...........................        81,149(3)            *
Laurence S. Howard...........................       108,069(4)            *
Frank E. Collins.............................        91,861(5)            *
Thomas Y. Hartley............................        75,100(6)            *
Charles L. Ruthe.............................       216,524(7)            *
William J. Raggio............................        50,885(8)            *
Anthony L. Watson............................         3,500(9)            *
Michael E. Luce..............................         1,000(10)           *
Albert L. Greene.............................         4,000(11)           *
All current Directors and Executive Officers
  as a Group (15 persons)....................     3,740,984(12)       13.33%
Wellington Management Company, LLP...........     2,874,500(13)       10.43%
Dimensional Fund Advisors, Inc...............     2,305,015(14)        8.36%
Vanguard Specialized Funds-Vanguard Health
  Care Fund..................................     2,189,600(15)        7.94%
SG Cowen Asset Management, Inc...............     1,865,500(16)        6.77%
Arnold H. Snider.............................     1,500,000(17)        5.44%

------------------------

  * Indicates beneficial ownership of less than 1%.

 (1) Includes 138,000 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options. Also includes 127,889 shares held indirectly through investment allocation in the Company's 401(k) Plan and 2,329,003 shares held indirectly through a total of four trusts established by Dr. Marlon and his wife, and 1,500 shares held indirectly through a limited partnership (the "Partnership"). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon disclaims beneficial ownership as to the shares held by the four trusts, other than 1,135,341 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee). Dr. Marlon's beneficial ownership does not include 163,054 shares held in three trusts for the benefit of family members, the trustee of each of which is Erin E. MacDonald (see Note 2 below). In addition, Dr. Marlon's beneficial ownership does not include 652,648 shares held by the AMM & RM Family Limited Partnership ("ARFLP"), the general partner of which is a trust for the benefit of a family member, the trustees of that trust are Ms. MacDonald, William Godfrey, and Jeannine M. Zeller (daughter of
     Dr. Marlon). Dr. Marlon's address is c/o Sierra Health Services, Inc., P.
     O. Box 15645, Las Vegas, Nevada 89114-5645.

 (2) Includes 60,000 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options, and 163,054 shares held in three trusts for the benefit of Dr. Marlon's family members, of which Ms. MacDonald is the trustee. Ms. MacDonald's beneficial ownership does not include 2,329,003 shares held in four trusts established by Dr. Marlon and his wife, as to which Ms. MacDonald serves as a trustee (these 2,329,003 shares are included in Dr. Marlon's beneficial ownership as shown in the Table; see Note 1 above).

 (3) Includes 45,000 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options.

 (4) Includes 67,500 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options.

 (5) Includes 50,000 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options.

 (6) Includes 22,100 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options.

 (7) Includes 22,850 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options.

 (8) Includes 22,100 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options.

 (9) Includes 3,500 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options. Mr. Watson became a Director effective March 1, 2000.

 (10) Mr. Luce became a Director effective August 10, 2000.

 (11) Mr. Greene became a Director effective August 10, 2000.

 (12) Includes 551,550 shares that can be acquired within 60 days of March 26, 2001, upon the exercise of stock options. Excludes 652,648 shares held by the ARFLP (see Note 1 above).

 (13) The following information is derived from this stockholder's Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 14, 2001. The business address of this stockholder is 75 State Street, Boston, MA 02109. Wellington Management Company, LLP ("Wellington") is a registered investment advisor organized under the laws of the State of Massachusetts. Wellington has shared voting power over 638,500 shares and shared dispositive power over 2,874,500 shares. This beneficial ownership information is as of December 31, 2000.

 (14) The following information is derived from this stockholder's Schedule 13G filed with the SEC on February 2, 2001. The business address of this stockholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc. is an investment advisor organized under the laws of the State of Delaware. Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power over 2,305,015 shares. This beneficial ownership information is as of December 31, 2000.

 (15) The following information is derived from this stockholder's Schedule 13G filed with the SEC on February 9, 2001. The business address of this stockholder is P.O. Box 2600, Valley Forge, PA 19482. Vanguard Specialized Funds is an investment company registered under Section 8 of the Investment Company Act. Vanguard Specialized Funds has sole voting power and shared dispositive power over 2,189,600 shares. This beneficial ownership information is as of December 31, 2000.

 (16) The following information is derived from this stockholder's Schedule 13G filed with the SEC on January 19, 2001. The business address of this stockholder is 560 Lexington Avenue, New York, New York 10022. SG Cowen Asset Management, Inc. is an investment advisor company. SG Cowen has shared voting power and shared dispositive power over 1,865,500 shares. This beneficial ownership information is as of December 31, 2000.

 (17) The following information is derived from this stockholder's Schedule 13G filed with the SEC on February 14, 2001. The business address of this stockholder is 450 Lexington Avenue, Suite 1450, New York, New York 10017. Of the shares reported as beneficially owned by Mr. Snider, 1,068,000 are also beneficially owned by Deerfield Capital, L.P. and 432,000 are also beneficially owned by Deerfield Management Company and Deerfield International Limited. Mr. Snider has shared voting power and shared dispositive power over the 1,500,000 shares. This beneficial ownership information is as of December 31, 2000.

ITEM NO. 1--ELECTION OF DIRECTORS

    The Board of Directors has fixed the number of Directors at seven. At the 2001 Annual Meeting of Stockholders, stockholders will be asked to approve an amendment to the Bylaws that would permit the Board to be expanded up to nine members. If that proposal is approved, the Board will immediately increase in size to eight persons, and Erin E. MacDonald will be nominated to fill the additional seat. If that proposal is not approved, Erin E. MacDonald will not be nominated for election as Director. The Bylaws of the Company provide for two classes of Directors, as nearly equal in number as possible, with each class serving for a term of two years. At the Annual Meeting, the terms of Anthony M. Marlon, M.D., Thomas Y. Hartley, Anthony L. Watson, Michael E. Luce and Albert
L. Greene will expire. The Company's Board of Directors has nominated Anthony M. Marlon, M.D., Thomas Y. Hartley, Anthony L. Watson, and Michael E. Luce, for re-election to the Board for two-year terms. The Company's Board of Directors has also nominated Albert L. Greene and, subject to the approval of the proposed amendment to the Bylaws, Erin E. MacDonald, for election to the Board for terms expiring at the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified. With the exception of Ms. MacDonald, each of the nominees is presently a member of the Board of Directors. Each of the nominees has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a Director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for Director and each continuing Director is set forth below. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for these nominees in favor of the nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the votes represented by each such share among the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

                       NOMINEES FOR ELECTION AS DIRECTORS

FOR TERMS EXPIRING IN 2003

    ANTHONY M. MARLON, M.D., 58, has been the Chief Executive Officer and a Director of the Company since its inception in 1984. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company's predecessors dating back to 1972, the year of inception of the Company's predecessor physician group. In those capacities, he organized and managed the Company's predecessor physician group, ambulatory surgical facility, management company and HPN. Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985, Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern Nevada business community.

    THOMAS Y. HARTLEY, 67, has been a Director of the Company since 1992.
Mr. Hartley has been Chairman of the Board of Southwest Gas Corporation since 1997 and has been on its Board since 1991. He has also served on the Board of Directors of Ameritrade Holdings Corporation since November 1996 and on the Board of Directors of the Rio Suite Hotel & Casino, Inc. from 1990 to 1998. From 1959 until his retirement in 1988 as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson, Mr. Hartley was associated with Deloitte Haskins & Sells (now Deloitte & Touche LLP). Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a Certified Public Accountant. He is active in many Las Vegas civic and charitable organizations.

    ANTHONY L. WATSON, 60, has been a Director of the Company since March 1, 2000. In June 2000, Mr. Watson was named Chairman of the American Association of Health Plans. He has been Chairman and Chief Executive Officer of HIP Health Plan of New York since 1991. From 1966 to 1970, he was Supervising Public Health Advisor at the Center for Disease Control of the United States Department of Health, Education and Welfare. From 1970 to 1976, he was Deputy Director of the New York City Comprehensive Health Planning Agency and from 1976 to 1985, its Executive Director. From 1972 to 1974, he also was an instructor in health planning at the Herbert J. Lehman College of the City of New York. Mr. Watson is currently President of the HIP Foundation, which provides overall strategic direction for the HIP system. In 1999, Mr. Watson was named by President Clinton to serve as a member of the National Bipartisan Commission on the Future of Medicare. Mr. Watson served as Chairman of the Board of Directors of HIP Health Plan of New Jersey from 1991 to 1999. In September 1998, the New Jersey Department of Banking and Insurance placed the plan under administrative supervision due to its financial condition. The plan voluntarily entered into rehabilitation under the supervision of the State. Ultimately, the State rejected all plans for rehabilitation and decided to liquidate the plan, close its medical centers and have all members choose alternative health care carriers via open enrollment. The plan is now in the final stages of liquidation supervised by the State of New Jersey.

    MICHAEL E. LUCE, 50, has been a Director of the Company since August 10, 2000. Mr. Luce is currently President of the Walters Group, a Las Vegas-based holding company for diversified investments and business ventures in the areas of real estate and recreation. From 1991 to 1997, Mr. Luce was the Director of Finance for Bigelow Companies. Between 1985 and 1991, Mr. Luce was engaged in financial consulting and development in Nevada, Idaho and Hawaii. From 1981 to 1985 he was Vice President of Commercial Lending at Idaho Bank and Trust and from 1972 to 1981 he was a Commercial Loan Officer of First National Bank of Nevada in Reno, Nevada. Mr. Luce received a B.S. in Business Administration from the University of Nevada Reno.

FOR TERMS EXPIRING IN 2002

    ALBERT L. GREENE, 51, has been a Director of the Company since August 10, 2000. Mr. Greene is currently Chairman of the Board and Chief Executive Officer of HealthCentral.com, a leading provider of healthcare e-commerce to consumers through a network of sites on the Internet. He also served as President of HealthCentral.com from July 1998 to November 2000. From May 1990 to
February 1998, Mr. Greene served as President of Alta Bates Medical Center, a hospital in Berkeley, California. From January 1996 to July 1998, Mr. Greene served as Chief Executive Officer of the East Bay Service Area of Sutter Health, a healthcare provider. He presently serves on the Board of Directors of Quadramed Corporation, a developer of healthcare software and services.
Mr. Greene received a B.A. in Psychology from Ithaca College and an M.H.A. in Hospital Administration from the University of Michigan.

    ERIN E. MACDONALD, 53, was a Director of the Company from 1992 to
December 31, 2000. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed the position of President and Chief Operating Officer ("COO"). On February 9, 2001,
Ms. MacDonald resigned her position as President and COO and took a partial retirement. She will remain with the Company on a part-time basis as its Chief of Staff. Ms. MacDonald has also served the Company in other capacities, including as Vice President of HMO Operations from 1984 to 1990; Vice President of HMO and Insurance Operations, from 1990 to 1992; President of one of the Company's HMO subsidiaries, Health Plan of Nevada, Inc. ("HPN") from 1985 to 1992; President of Sierra Health and Life Insurance Company, Inc. ("SHL"), the Company's insurance subsidiary, from 1990 to 1992; and Director of the Company's northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company's predecessor physician group. From 1995 to December 2000, Ms. MacDonald was a Director of CII Financial, Inc. ("CII"), a wholly-owned subsidiary of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE ELECTION OF ANTHONY M. MARLON, M.D., THOMAS Y. HARTLEY, ANTHONY L. WATSON, MICHAEL E. LUCE, ALBERT L. GREENE AND ERIN E. MACDONALD AS DIRECTORS OF THE COMPANY.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING

    CHARLES L. RUTHE, 66, has been a Director of the Company and Chairman of the Board of Directors of HPN since 1984. He was also a member of the Board of Directors of one of the Company's predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada, and served as its President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe held the position of Consultant to Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, from January 1997 to June 1999. From 1988 through 1996, he served as President and a Director of Boyd Gaming Corporation. From 1995 through 1996, he served as President and a Director of Boyd Development Corporation, a subsidiary of Boyd Gaming Corporation. He was a Director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977. Mr. Ruthe served on the Board of Directors of Pioneer Citizens Bank of Nevada from January 1998 to November 1999.

    WILLIAM J. RAGGIO, 74, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972 and was National Chairman of the American Legislative Exchange Council in 1993. He is currently a Director of Santa Fe Gaming Corporation, a corporation which operates The Pioneer Hotel and Casino in Laughlin, Nevada. On January 14, 1999, a petition for involuntary bankruptcy under Chapter 7 was filed against Santa Fe Gaming Corporation, which petition was conditionally dismissed by a federal Bankruptcy Court on March 19, 1999. Since 1991, Mr. Raggio has been a shareholder in the law firm of Jones-Vargas (formerly Vargas & Bartlett). He previously served as Washoe County, Nevada District Attorney from 1958 to 1970 and was President of the National District Attorneys Association in 1967-1968. He was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991. Mr. Raggio also served as a Director of the Las Vegas Sands, Inc., which operates the Venetian Resort, Hotel & Casino, from November 1997 until March 31, 2000.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During the fiscal year ended December 31, 2000, the Board of Directors held nine meetings.

    The Company's Audit Committee held four meetings during the fiscal year ended December 31, 2000. The current members of the Audit Committee are Messrs. Hartley, Raggio, Ruthe and Watson. The Audit Committee is governed by a written charter adopted by the Board of Directors in 2000. A copy of the charter is attached hereto as Appendix 1. The Company's Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the New York Stock Exchange's listing standards. The principal functions of the Audit Committee currently are to review with management and the Company's independent certified public accountants the scope, procedures and results of the various audits conducted during the year and related management policies, to discuss with management and the Company's independent certified public accountants the Company's annual financial statements, and to review fees paid to and the scope of services provided by the Company's independent certified public accountants. In addition, the Audit Committee reviews the scope of work and findings of the Company's internal audit department. The Audit Committee is the principal liaison between the Board of Directors and the Company's independent certified public accountants.

    The Company's Compensation Committee held two meetings during the fiscal year ended December 31, 2000. For 2000, the members of the Company's Compensation Committee were Messrs. Hartley, Raggio, Ruthe and Watson and the members of the sub-committee of the Compensation Committee, which made determinations regarding compensation intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code, were Messrs. Hartley, Ruthe and Watson. The principal function of the Compensation Committee is to make recommendations concerning the

Company's compensation programs, including the Company's 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus, benefit, and incentive plans.

    The Company's Stock Plan Committee held four meetings during the fiscal year ended December 31, 2000. For 2000, the members of the Company's Stock Plan Committee were Messrs. Hartley, Raggio, Ruthe and Watson and the members of the sub-committee of the Stock Plan Committee, which made determinations regarding option grants intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code, were Messrs. Hartley, Ruthe and Watson. The function of the Stock Plan Committee is to administer the Company's stock-based incentive programs, including the 1985 Employee Stock Purchase Plan, the 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus and incentive plans.

    The Board of Directors does not have a Nominating Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's stockholders. All such recommendations, which must include appropriate biographical information, for the Company's next annual stockholders meeting in May 2002 should be submitted in writing to the Secretary at the Company's principal executive offices no later than December 19, 2001.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The current executive officers of the Company, other than Dr. Marlon (who is described above), their respective ages and positions, and certain other information with respect to each of them, are set forth below:

NAME                                 AGE                            POSITION
----                               --------   -----------------------------------------------------
Jonathon W. Bunker...............     42      Sr. Vice President, Managed Healthcare Division
Frank E. Collins.................     47      Exec. Vice President, General Counsel and Secretary
William R. Godfrey...............     56      Exec. Vice President, Administrative Services
Laurence S. Howard...............     45      Sr. Vice President, Program Office and Information
                                                Technology
Michael A. Montalvo..............     56      Vice President, Customer Service
Paul H. Palmer...................     40      Vice President, Chief Financial Officer and Treasurer
Marie H. Soldo...................     60      Exec. Vice President, Government Affairs and Special
                                                Projects

    Jonathon W. Bunker joined the Company in 1996 as Vice President, HMO and Insurance Operations and serves as President of HPN, SHL, and the Company's administrative service subsidiary, Sierra Health-Care Options, Inc. In
January 1997, as the result of an acquisition made by the Company, Mr. Bunker became President of Prime Holdings, Inc., as well as President of its four subsidiaries: Med One Health Plan, M.E.G.A., Inc., Prime Health, Inc., and Elias
F. Ghanem, Ltd. Mr. Bunker served as President of Family Healthcare Services, Family Home Hospice, Inc., and Sierra Home Medical Products, Inc. from
February 1998 to February 2000. In March 2000, Mr. Bunker was appointed Senior Vice President, Managed Healthcare Division, which encompasses all of Sierra's managed health care and group practice management operations, including responsibility for sales and marketing, in both Texas and Nevada. Prior to joining the Company, he served as Vice President of John Alden Horizon Health from 1989 to 1996 and Vice President of Prime Health from 1988 to 1989. From 1984 to 1988, Mr. Bunker was Vice President of SHL. From 1982 to 1984, he was a Staff Accountant with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Bunker received his degree in accounting in 1982 from Utah State University.

    Frank E. Collins joined the Company in 1986 as General Counsel and Secretary. In 1997 he was also appointed Executive Vice President. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue

Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance-and HMO-related regulatory issues. Mr. Collins received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association.

    William R. Godfrey was with the Company when it began operations in 1984 as Vice President of Health Delivery Finance. He currently serves as Executive Vice President of Administrative Services and is responsible for directing the Company's facilities, purchasing, and print-shop activities. In addition, Mr. Godfrey is responsible for overseeing all property development and construction as well as all commercial leasing for the Company and its subsidiaries. He previously served as the Controller of the Company's predecessor physician group from 1974 to 1984.

    Laurence S. Howard joined the Company in 1986 as HMO Project Manager. From 1986 to 1987, he also served as Director of Operations for HPN. His other positions with the Company have been as Vice President and Chief Operating Officer of HPN and SHL from 1987 to 1990; Assistant Vice President, HMO and Insurance Operations from 1990 to 1992; President of HPN and SHL from 1992 to 1996 as well as Vice President of HMO and Insurance Operations. From 1996 to February 2000, Mr. Howard served as Senior Vice President of HMO and Insurance Operations. In March 2000, Mr. Howard was appointed Senior Vice President, Program Office and Information Technology. In addition to monitoring the restructuring initiatives of our Texas operations, he also has responsibility for Information Technology.

    Michael A. Montalvo joined the Company as Vice President of Marketing and Sales in 1993. In March 2000, Mr. Montalvo was appointed Vice President of Customer Service, which includes the day-to-day management of claims, member and group services and customer complaint resolutions. Prior to joining the Company, he held several positions, including Sales Director, for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor, Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

    Paul H. Palmer joined the Company in 1993 as the Finance Director for one of the Company's subsidiaries, Southwest Medical Associates, Inc. In 1994, he became the Assistant Vice President and Corporate Controller of the Company. In April 1998, Mr. Palmer was appointed Vice President, Acting Chief Financial Officer and Treasurer of the Company. In November 1998, he became the Chief Financial Officer. Prior to joining the Company, Mr. Palmer was a Manager at Deloitte & Touche where he worked from 1988 to 1993. Mr. Palmer received a Masters Degree in Business Administration and a Masters of Accountancy from Brigham Young University and is a certified public accountant.

    Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. In 1988, she was appointed Vice President of Government Affairs and Special Projects, and in 1997 she was appointed Executive Vice President of Government Affairs and Special Projects. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, United States Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Health Care Financing Administration. From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

    The following Audit Committee Report, Compensation Committee Report on Executive Compensation, and Comparative Stock Performance Graph shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference into such filing.

AUDIT COMMITTEE REPORT

    The Audit Committee reports as follows with respect to the audit of the Company's consolidated financial statements for the fiscal year ended
December 31, 2000 (the "2000 Financial Statements"). The Audit Committee has
(i) reviewed and discussed with management the 2000 Financial Statements;
(ii) discussed with Deloitte & Touche LLP, the Company's independent certified public accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2000 Financial Statements; and (iii) received from Deloitte & Touche LLP disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Deloitte & Touche LLP that firm's independence. Based on the foregoing review and discussions, the Audit Committee has recommended to the Board of Directors that the 2000 Financial Statements as audited by Deloitte & Touche LLP be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                  CHARLES L. RUTHE, CHAIRMAN, AUDIT COMMITTEE
                               WILLIAM J. RAGGIO
                               THOMAS Y. HARTLEY
                               ANTHONY L. WATSON

AUDIT FEES

    The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte"), for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $515,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The Company did not incur any bills from Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation during the year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the year ended December 31, 2000, were $1,801,000. The majority of these fees were for consulting in connection with the Company's Texas restructuring initiatives and the amended credit facility.

    The Audit Committee has determined that the provision of the above non-audit services is compatible with maintaining the principal accountant's independence.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee Directors, is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee has the authority to determine the annual compensation to be paid to the Chief Executive Officer and the Company's other executive officers. During 2000, the four non-employee Directors who served on the Committee also served as the Company's Stock Plan Committee, which administered the Company's stock-based incentive compensation plans. In some cases compensation decisions with respect to the Chief Executive Officer and certain other executive officers are subject to the approval of a subcommittee of the Compensation Committee and the Stock Plan Committee, the three members of which qualify as "outside directors" for purposes of
Section 162(m) of the Internal Revenue Code (discussed below).

    The fundamental objectives of the Company's executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to promote the achievement of the Company's annual and long-term strategic goals; 3) to reward performance; and 4) to tie executives' interests to the success of the Company to further encourage their efforts to increase value to stockholders.

    To meet these objectives, the Company's executive compensation program currently is structured to include base salary, annual bonus, long-term incentive compensation in the form of stock options, and certain retirement, severance, and insurance benefits, as well as various other benefits that are generally available to all employees of the Company, including medical, retirement, and employee stock purchase plans.

    In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code. Section 162(m), under certain circumstances, disallows a public company's tax deduction for certain compensation paid to the chief executive officer and the four other most highly compensated executive officers serving at year-end to the extent that compensation exceeds $1 million in any tax year. Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap, and therefore remains fully deductible. The Committee has taken steps to ensure that annual incentive compensation payable to the Chief Executive Officer, as well as compensation resulting from stock options granted to all executive officers, qualify as "performance-based" compensation and are, therefore, fully deductible by the Company. The regulations under Section 162(m) impose a number of technical requirements in order for such compensation to qualify as "performance-based." There can be no assurance that compensation in excess of $1 million paid to any executive officer will be fully deductible under Section 162(m). In addition, preserving deductibility under Section 162(m) is only one of the Committee's considerations in implementing the Company's executive compensation program, and generally is not the most important consideration. The Committee (or the Board of Directors) may conclude that compliance with Section 162(m) in connection with any one element of compensation interferes with more important objectives of the Company or imposes burdens or costs which outweigh the benefit of preserving full tax deductibility under Section 162(m).

TOTAL COMPENSATION LEVELS

    The Committee intends that an executive officer's targeted compensation will represent competitive compensation as compared to organizations that compete with the Company for executive talent. In this way, the Company's executive compensation program can promote long-term service by executives, reduce the risk that talented and experienced executives will be recruited away from the Company, and reward outstanding performance. To accomplish this, the Committee intends that targeted annual cash compensation will approximate average compensation payable by comparable companies, with long-term incentive compensation providing potentially above-average compensation when performance exceeds competitive levels, based primarily on growth in the value of shares of the Company's stock. The Company from time to time engages the services of a compensation consulting firm to review its executive compensation program and to survey comparable healthcare companies and published industry averages to help the Committee assess the implementation of its policies.

CASH COMPENSATION

    Each year, the Committee reviews the Chief Executive Officer's base salary and sets the amount. In doing so, the Committee makes a subjective assessment of the Chief Executive Officer's performance and the Committee's expectations with regard to the Chief Executive Officer's future contributions to the Company. The Committee may also consider competitive compensation data. For the other executive officers, the Committee sets a permissible range of salary increases and allows the Chief Executive Officer to set actual salaries within those parameters based on each officer's individual performance and achievement of both Company and individual goals. For all executives, the Committee also considers the Company's policy governing annual "merit" salary increases for employees generally. For 2000, the Committee authorized merit increases in executive salaries ranging from 0% to 3%.

    The annual incentive bonus payment for the Chief Executive Officer and the other executive officers under the Company's Cash Bonus Program is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. For 2000, the Committee determined that annual incentive bonuses would be payable based on achievement of a targeted level of earnings per share, with additional performance measures specified for some executives. For this purpose, earnings per share was to be measured excluding acquisition-related charges, year 2000 charges, non-operating, unusual charges, and positive and negative effects of acquisitions completed in 2000. Achievement of the targeted earnings level was necessary in order to fund the bonus pool, from which annual incentive bonuses would be paid out. Based on job position, eligible employees are placed into specific categories, each of which is entitled to a payout from the bonus pool up to a maximum amount, expressed as a percentage of base salary. The target annual incentive for the Chief Executive Officer represents a higher percentage of base salary than that for other executive officers, in line with industry practice and consistent with the Committee's view that Company performance more closely reflects the Chief Executive Officer's individual performance. The Committee authorized a potential bonus of 100% of base salary for the Chief Executive Officer, 75% of base salary for the President, and amounts ranging from 20% to 50% of base salary for other eligible employees. In 2000, the Company's earnings per share, as adjusted, did not reach the minimum level necessary to fund the annual incentive pool, so no annual incentive bonuses were paid to named executive officers and other eligible employees under the bonus program.

    The Committee has retained authority to grant bonuses apart from the Cash Bonus Program described above. With respect to executives other than the Chief Executive Officer, the Committee has authorized the Chief Executive Officer and/or the President to make recommendations regarding such bonuses. In years in which there remains unallocated amounts in the bonus pool resulting from performance in excess of targeted levels, such bonuses may be paid to those employees who have demonstrated a high level of service, particularly in projects requiring extraordinary efforts of management and projects which result in non-budgeted profitable top-line growth.

    The Committee retains discretion to grant bonuses apart from the programs described above. For 2000, the Committee separately authorized discretionary bonuses of not more than $7,500 each for certain executives below the level of the named executives.

STOCK-BASED COMPENSATION

    The long-term stock-based incentive plans offered by the Company are designed to tie the officers' interests directly to those of the stockholders. As stated above, the Committee intends that such plans will provide compensation opportunities, resulting from growth in share value, that are potentially above industry averages. For 2000, such long-term incentives were provided under the 1995 Long-Term Incentive Plan (the "1995 Plan"), approved by stockholders in 1995 and amended in 1998. Although the 1995 Plan authorizes the Stock Plan Committee to use a range of long-term incentive devices to motivate, attract, and retain high quality executive talent, for 2000 the Stock Plan Committee adhered to the practice of granting stock options based on the conclusion that options directly link compensation to appreciation in share value from the date of grant onward, and do so at lower cost than other types of awards. During 2000, the Committee considered the effects on our compensation program resulting from the decline in the market price of the Company's stock and difficult business conditions in our industry. The Committee concluded that previously granted options, which were substantially out-of-the-money, have relatively little continuing effect as an incentive or retention vehicle. At the same time, the Committee concluded that repricing outstanding options would be inappropriate. Applying accepted option valuation methodologies also influenced the Committee, in that the value of each option granted while the market price of Common Stock is depressed is generally less than the per-option value at times of higher prevailing market prices. These considerations led the Committee to make somewhat larger than usual option grants in 2000, as compared to prior years. The Stock Plan Committee considered other factors as well in making grants, including the individual's past and current performance, compliance with stock ownership requirements under the Executive Stock Ownership Program, and other subjective factors; the Stock Plan Committee did not assign any particular weighting to these considerations.

    The Executive Stock Ownership Program, which began in 1995, requires that certain stock ownership levels be reached and maintained by executive officers of the Company. Ownership requirements are determined by the executive's base salary at date of hire or promotion date. Once the initial goal is met after three years, the executive's ownership requirement is modified annually to tie it to his/her next year's salary and then-current market prices of Company stock. Longer time periods are allowed for executives to reach required ownership levels if the levels rise due to larger stock price movements. Executives other than the Chief Executive Officer are required to acquire stock or hold vested stock options equal in value to the executive's targeted salary. The Chief Executive Officer is required to maintain stock ownership (determined on the same basis) equal in value to four times his target salary.

OTHER BENEFITS

    As discussed above, the Committee intends that the level of Company benefits be in line with those of comparable publicly traded companies. Benefits extended to executives in 2000 were not materially changed from the levels established in 1999

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee set the Chief Executive Officer's 2000 base salary at $655,200, representing no increase over 1999. The considerations affecting the Committee's determination with respect to the Chief Executive Officer's salary are discussed above. The Committee authorized an annual bonus of up to 100% of the CEO's salary based on pre-tax operating income, subject to meeting a specified earnings per share target. As discussed above, based on performance in 2000 no bonus was paid. In keeping with the Committee's view that a significant portion of Chief Executive Officer compensation should be tied to the Company's future performance, stock options provide a component of compensation which offers above-average compensation opportunities tied to growth in share value. The Chief Executive Officer was granted options to purchase 365,000 shares in May 2000 under the 1995 Plan. Such options have a stated term of ten years, and an exercise price per share equal to 100% of the fair market value per share on the date of grant. As discussed above, this grant was made by the Stock Plan Committee based on its consideration of the Chief Executive Officer's past and current performance and demands upon him, as well as subjective factors, without assigning a particular weighting to these considerations.

    The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

               CHARLES L. RUTHE, CHAIRMAN, COMPENSATION COMMITTEE
                               WILLIAM J. RAGGIO
                               THOMAS Y. HARTLEY
                               ANTHONY L. WATSON

    The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a group of peer companies over the same period (the "2000 Peer Group") (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index, and the 2000 Peer Group on December 31, 1995, and reinvestment of all dividends).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX,
                          AND THE 2000 PEER GROUP (1)

                                     [LOGO]

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       SIERRA HEALTH
DATE   SERVICES, INC.  S & P 500  PEER GROUP
12/95          100.00     100.00      100.00
12/96           77.56     122.96       79.42
12/97          105.91     163.98       68.54
12/98           99.51     210.84       57.21
12/99           31.60     255.22       54.79
12/00           17.95     231.98      114.49

*$100 INVESTED ON 12/31/95 IN STOCK OR INDEX-

INCLUDING REINVESTMENTS OF DIVIDENDS.

FISCAL YEAR ENDING DECEMBER 31.

------------------------

(1) The 2000 Peer Group consists of: Coventry Corp., Health Net Inc. (formerly Foundation Health Corporation), Humana, Inc., Maxicare Health Plans, Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, Pacificare Health Systems, Inc., and United Healthcare Corporation and is the same as the 1999, 1998 and 1997 Peer Groups.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2000, 1999, and 1998, of (a) the Chief Executive Officer during the 2000 fiscal year and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, for the 2000 fiscal year (hereinafter collectively referred to as the "named executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                            -------------------
                                                   ANNUAL COMPENSATION          SECURITIES         ALL OTHER
                                                -------------------------       UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)(1)   BONUS ($)   OPTIONS/SARS (#)(2)      ($)(3)
---------------------------          --------   -------------   ---------   -------------------   ------------
Anthony M. Marlon, M.D.                2000        655,200             0          365,000             57,318(4)
  Chairman, Chief Executive            1999        654,320       327,600          150,000             99,487
  Officer                              1998        651,923       630,000                0            105,085

Erin E. MacDonald                      2000        428,480             0          200,000             76,649(5)
  President, Chief Operating           1999        427,885       160,680          100,000             87,272
  Officer                              1998        426,923       350,200           20,000            113,695

Jonathon W. Bunker                     2000        288,161             0          150,000             19,489(6)
  Senior Vice President,               1999        233,148        81,689           75,000             21,351
  Managed Healthcare Div.              1998        234,808       113,250           10,000             26,713

Laurence S. Howard                     2000        263,521             0          150,000             27,517(7)
  Senior Vice President,               1999        256,720        64,272           75,000             26,981
  Program Office and IT                1998        265,661       173,040           20,000             36,402

Frank E. Collins                       2000        235,664             0          175,000             24,785(8)
  Exec. Vice President,                1999        235,329        58,916           75,000             26,746
  Gen. Counsel & Secretary             1998        243,523       135,959           15,000             33,876

------------------------

(1) Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers.

(2) The numbers represent shares underlying options. No stock appreciation rights ("SARs") were granted or outstanding during the periods covered by the table.

(3) The amounts reflected as compensation to executives resulting from split-dollar insurance policies purchased in 1997 are calculated based on regulations of the SEC. The regulations require compensation to be calculated on the assumption that most of the premiums paid by the Company represent a long-term, no-interest loan to the executive. This assumption results in high compensation expense being shown in early years of the expected life of each policy and lower expense in later years, while in fact the cash surrender value of such a policy to the executive is very low in the early years and higher in the late years. Moreover, the amounts reflected as compensation to the named executives from such policies substantially exceed the Company's compensation expense resulting from such policies, which for 2000 totaled $426.

(4) This amount includes $7,434 which was contributed by the Company to the Company's Profit Sharing/401(k) Plan and Trust (the "401(k) Plan") on behalf of Dr. Marlon. The 401(k) Plan is the primary retirement vehicle available to the Company's employees. Also included in this amount is $49,884, which represents compensation from a split-dollar life insurance policy.

(5) This amount includes $7,086, which was contributed by the Company to the Company's 401(k) Plan on behalf of Ms. MacDonald, and $69,563, which represents compensation from a split-dollar life insurance policy.

(6) This amount includes $6,025, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Bunker and $13,464, which represents compensation from a split-dollar life insurance policy.

(7) This amount includes $9,586, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Howard and $17,931, which represents compensation from a split-dollar life insurance policy.

(8) This amount includes $6,773, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Collins and $18,012, which represents compensation from a split-dollar life insurance policy.

STOCK OPTIONS

    The following table contains information concerning the grants of stock options to the named executives during fiscal year 2000:

                     OPTION/SAR GRANTS IN FISCAL YEAR 2000

                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS(1)                        VALUE AT ASSUMED
                              ----------------------------------------------------------     ANNUAL RATES OF
                                NUMBER OF         % OF TOTAL                                   STOCK PRICE
                               SECURITIES        OPTIONS/SARS                                APPRECIATION FOR
                               UNDERLYING         GRANTED TO    EXERCISE OR                    OPTION TERM
                              OPTIONS/SARS       EMPLOYEES IN   BASE PRICE    EXPIRATION   --------------------
NAME                           GRANTED (#)           2000        ($/SHARE)       DATE       5% ($)     10% ($)
----                          -------------      ------------   -----------   ----------   --------   ---------
Anthony M. Marlon, M.D......     365,000(2)          15.18         3.75        5/16/2010   860,800    2,181,435
Erin E. MacDonald...........     200,000(2)           8.32         3.75        5/16/2010   471,671    1,195,307
Jonathon W. Bunker..........     150,000(2)           6.24         3.75        5/16/2010   353,753      896,480
Laurence S. Howard..........     150,000(2)           6.24         3.75        5/16/2010   353,753      896,480
Frank E. Collins............     175,000(2)           7.28         3.75        5/16/2010   412,712    1,045,893

------------------------

(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or by check, except that the Stock Plan Committee may, in its discretion, allow such payment to be by surrender of unrestricted shares of the Company's Common Stock (at their fair market value on the date of exercise), or by a combination of cash, check and unrestricted shares.

(2) These options were granted on May 17, 2000, and vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant and will expire not later than ten years after grant. All awards were non-qualified stock options granted pursuant to the Company's 1995 Long-Term Incentive Plan. No stock appreciation rights were granted with the above awards. Upon a change of control of the Company, as defined in the 1995 Plan, the vesting of the options will be automatically accelerated; provided, however, that the Stock Plan Committee may exclude a change of control transaction from the foregoing provisions and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above will terminate and may no longer be exercised if the respective optionee ceases to be an employee or Director of the Company, except for certain post-termination exercise periods in the case of death, disability, or other involuntary termination other than termination for "cause." The options, together with certain gains realized upon exercise of the options during a specified period, will be subject to forfeiture if the optionee engages in certain acts in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Stock Plan Committee.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the named executives concerning the exercise of options during the fiscal year ended December 31, 2000, and unexercised options held as of December 31, 2000:

 AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2000 AND YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING      VALUE OF UNEXERCISED
                                                                      UNEXERCISED         IN-THE-MONEY
                                                                    OPTIONS/SARS AT     OPTIONS/SARS AT
                                         SHARES                       FY-END (#)           FY-END ($)
                                      ACQUIRED ON       VALUE        EXERCISABLE/         EXERCISABLE/
NAME                                  EXERCISE (#)   REALIZED ($)    UNEXERCISABLE      UNEXERCISABLE(1)
----                                  ------------   ------------   ---------------   --------------------
Anthony M. Marlon, M.D..............      -0-            -0-         65,000/445,000       -0-/14,600
Erin E. MacDonald...................      -0-            -0-         20,000/280,000       -0-/ 8,000
Jonathon W. Bunker..................      -0-            -0-         15,000/210,000       -0-/ 6,000
Laurence S. Howard..................      -0-            -0-          37,500/210,00       -0-/ 6,000
Frank E. Collins....................      -0-            -0-         15,000/235,000       -0-/ 7,000

------------------------

(1) Based on the closing price of the Common Stock on December 29, 2000, which was $3.79, minus the exercise price of the option.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    The Company recently renewed employment agreements with its Chief Executive Officer (the "CEO") and other executive officers. The term of employment covered by the agreements is five years for the CEO, and ranges from one to five years for other executive officers. Under the agreements, an executive may voluntarily terminate employment upon 60 days' notice. The Company may terminate an executive's employment, with or without cause, in accordance with the Company's usual policies and procedures. The agreements provide that, in the event of a termination by the Company without cause, a severance payment will be paid in the amount of 24 months' salary to the Chief Executive Officer, and amounts up to 15 months' salary to other executives. In addition, in the case of any termination of employment other than for cause, the Company will generally provide health care benefits for a period equal to the length of the executive's service or until the executive is eligible for Medicare, whichever occurs first. The agreements provide that, for senior executives, a disability must continue for a specified period of time, up to a maximum of 12 months, before the Company may terminate an executive's employment. In the event of a change in control of the Company, the Chief Executive Officer will be entitled to terminate employment and receive a payment equal to four times his salary and target annual incentive. For executives other than the Chief Executive Officer, if a change in control is not approved by the Board of Directors, or if a change in control is approved by the Board but within two years thereafter the executive is terminated without cause, demoted, provided reduced compensation or required to relocate, the executive will be entitled to receive a payment equal to a multiple of salary and target annual incentive compensation. Such multiple will be approximately three in the case of senior executives, and lower multiples for less senior executives. In addition, if "golden parachute" excise taxes apply to compensation paid by the Company, the Company will provide a gross-up payment sufficient to cause the after-tax value of the compensation and the gross-up payment to the executive to be the same as if no such excise tax had applied. The employment agreements contemplate annual adjustments in compensation based on job duties, performance goals and objectives, and other reasonable standards deemed appropriate by the Committee. The agreements restrict each executive's use and disclosure of confidential information, interference with the Company's business relationships, and competition with the Company, including an agreement that, for a one-year period following any termination of employment, the executive is prohibited from working for any competitor which operates in Nevada.

    In February 2001, Ms. MacDonald resigned as President and Chief Operating Officer. She has agreed, however, to continue as a part-time employee in the capacity of Chief of Staff. As a result, her employment agreement has been modified to provide for salary payable at the rate of $222,809 per year, with eligibility for an annual incentive payment of 100% of salary. Other terms of her employment agreement are similar to those of senior executives described above, including participation in compensatory plans for executives, except that severance payable in connection with a non-approved change of control or a termination not for cause or constructive termination following an approved change of control will equal four times base salary and target annual incentive compensation effective immediately prior to the changes of the new employment agreement. In connection with the termination of the prior employment agreement, the Company paid Ms. MacDonald $300,000.

    As described in footnote 3 to the table entitled Option/SAR Grants In Fiscal Year 2000, under certain circumstances the exercisability of options granted to named executives is accelerated in the event of certain changes in control of the Company.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan"), provides retirement benefits for selected executive officers. Under the Supplemental Plan, each executive selected for participation generally will be entitled to receive annual payments, following retirement, disability, or certain other terminations of employment, for a 15-year period, equal to 3.75% of his or her "final average compensation" (as defined) for each year of service credited to the executive up to 20 years, reduced by an amount equal to the annualized payout over a 15-year period that would be payable to the executive as a result of Company contributions under the 401(k) Plan and the Deferred Compensation Plan (but not reduced for social security payments or other offsets). An executive's right to benefits under the Supplemental Plan vests when five years of service have been credited or earlier upon the executive's death or disability or upon occurrence of a change in control (defined in the same way as under other compensatory plans). Upon the death of the executive, benefits will be payable for the 15-year period to the executive's beneficiary. Benefits will begin after retirement at or after age 65, a termination at or after age 55 if the executive has ten years of credited service, or a termination due to disability. In the case of other terminations (except a termination for "cause," as defined) prior to a change in control, benefits will begin at the later of termination or the date the executive would have completed ten years of service but for the termination.

    The following table shows the approximate amounts of annual retirement income that would be payable under the Supplemental Plan to executives covered by it based on various assumptions as to final average compensation and years of service, assuming benefits are paid out over 15 years:

                  ESTIMATED ANNUAL BENEFITS BASED ON CREDITED YEARS OF SERVICE OF
FINAL AVERAGE   -------------------------------------------------------------------
COMPENSATION      5 YEARS      10 YEARS      15 YEARS      20 YEARS      30 YEARS
-------------   -----------   -----------   -----------   -----------   -----------
 $  200,000      $ 34,875      $ 69,750      $104,625      $139,500      $139,500
    400,000        67,500       135,000       202,500       270,000       270,000
    600,000       101,250       202,500       303,750       405,000       405,000
    800,000       135,000       270,000       405,000       540,000       540,000
  1,000,000       163,125       326,250       489,375       652,500       652,500
  1,200,000       195,750       391,500       587,250       783,000       783,000
  1,500,000       244,688       489,375       734,063       978,750       978,750

    Final average compensation generally means the average of the three highest years of compensation out of the last five years, with compensation being generally the amounts reported as salary and bonus in the Summary Compensation Table.

    Each of the executives named in the Summary Compensation Table above have been selected for participation in the Supplemental Plan. The credited years of service for such named executives are as follows: Dr. Marlon, 20 years;
Ms. MacDonald, 20 years; Mr. Bunker, 8 years; Mr. Howard, 17 years; and
Mr. Collins, 18 years. As a result of her termination as President in February 2001, Ms. MacDonald will not thereafter accrue additional years of service or benefits under the Supplemental Plan, and her benefits under the Supplemental Plan will be paid out commencing in 2001. An additional year of service will be credited in the event of a termination within six years after a change in control, and the year of service for the year of the change in control will be deemed completed at the time of the change in control. An executive's or beneficiary's benefits are payable in a lump sum in certain circumstances, including following a change in control.

    Other executives of the Company participate in the Supplemental Plan. In addition, there are other executives who participate in the Company's Supplemental Executive Retirement Plan II ("Plan II"). The terms of Plan II are substantially the same as those of the Supplemental Plan except that annual benefits are calculated at a rate reduced by one-third from the level of benefits under the Supplemental Plan. Thus, the amounts of annual retirement income shown in the above table, reduced by one-third, represent the benefits generally available under Plan II.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee, each of whom is a non-employee Director, are Messrs. Hartley, Raggio, Ruthe and Watson. The members of the Compensation sub-committee are Messrs. Hartley, Ruthe and Watson.

    Mr. Raggio is a shareholder of Jones-Vargas, a Nevada law firm which during 2000 rendered legal services to the Company.

DIRECTOR COMPENSATION

    Directors who are not officers or employees of the Company are paid $18,000 per annum, plus a $1,000 meeting fee for meetings attended, including committee meetings of the Board. This policy applies to Messrs. Raggio, Ruthe, Hartley, Watson, Luce and Greene.

    The 1995 Non-Employee Directors' Stock Plan, as amended (the "Directors' Plan"), provides for an automatic grant to each non-employee Director of an option to purchase 7,500 shares of Common Stock. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within four months prior to such date). The options' exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, at the date six months prior to the expiration of a Director's term, if such Director continues to serve through such date and will reach age 75 before the expiration of the term, or immediately if the Director ceases to serve due to death or disability, or upon a change of control more than six months after grant. The options expire at the earliest of ten years after grant, one year after the optionee ceases to serve as a Director due to death, disability or retirement or six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during such period). Options not exercisable at or before the time a Director ceases to be a Director are canceled. The Directors' Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of "deferred stock" that will be settled at a future date by issuance of Common Stock.

    During 2000, the Company granted to each non-employee director an additional option to purchase 10,000 shares of Common Stock. These options expire ten years after grant, with other terms substantially the same as the terms of options automatically granted under the Directors' Plan, as described above. During 2000, Mr. Ruthe also received $3,700 as Director's fees for his service as Chairman of the Board of HPN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For information concerning Certain Related Transactions with respect to Mr. Raggio, a Director of the Company, please refer to "Compensation Committee Interlocks and Insider Participation."

    The Board of Directors has authorized the Company to make certain personal loans to Dr. Marlon, our Chairman of the Board and Chief Executive Officer. During 2000, the largest aggregate principal amount of these borrowings and accrued interest was approximately $5.4 million. At March 31, 2001, the outstanding principal and accrued interest on these amounts was approximately $5.5 million. The outstanding balance is due in June 2002. All borrowed amounts bear interest at a rate equal to the rate at which the Company could have borrowed funds under its revolving credit facility at the time of the borrowing plus 10 basis points. The amounts outstanding are collateralized by certain of Dr. Marlon's assets and rights to compensation from the Company.

ITEM NO. 2--AMENDMENT OF THE COMPANY'S BYLAWS

APPROVAL OF AMENDMENT TO THE COMPANY'S BYLAWS

    Stockholders will be asked to approve an amendment to the Sierra Health Services, Inc. Bylaws at the Annual Meeting to increase the maximum size of the Board to nine directors and to specify that the Board will fix the exact number of directors. Currently, the Bylaws specify that the maximum size of the Board of Directors shall be seven directors.

    During 2000, the Company sought to expand the size of the Board to increase the number of independent directors to six. At that time, the Board also included two senior executive officers. Due to the maximum size limitation of seven directors set forth in the Bylaws, it became necessary for one director, Erin E. MacDonald, then President of the Company, to step down from the Board to accommodate six independent directors.

    In seeking approval of an amendment to the Bylaws to allow a maximum Board size of nine, the Board seeks to enable the election of Ms. MacDonald again to the Board. If the amendment is approved by stockholders, the size of the Board will increase to eight, and Ms. MacDonald will be nominated to fill the newly added Board seat. A maximum size of nine will enable the Board to add an additional director without having to amend the Bylaws, if the Board determines that an additional member would be in the best interests of the Company. If the proposed amendment is not approved, the Board will remain at seven members and Ms. MacDonald will not be nominated for election to the Board.

    The proposed amendment would change Article III, Section 3.02, of the Company's Bylaws to read as follows (deletions overstruck and additions in BOLD AND UNDERLINED):

    Section 3.02. Election, Number and Term of Office. The Board of Directors shall be not less than 3 nor more than 7 9 directors; provided, however, that in cases where all the shares of the Corporation are owned beneficially and of record by 1 or 2 stockholders, the number of directors may be less than 3 but not less than the number of stockholders. The number of directors may be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors. The number of directors is currently SHALL BE fixed at six (6) FROM TIME TO TIME BY THE BOARD OF DIRECTORS. The directors shall be divided into two (2) classes, as nearly equal in number as possible, with the term of office of the first class and the term of office of the second class to expire in alternating years. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire at such meeting shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after this election. Directors shall be elected to serve their respective terms and until a successor shall have been elected and qualified, except in the event of death, resignation or removal. No director will be eligible to be elected to the Board after reaching the age of 75. Notwithstanding the foregoing, at least one-fourth in number of the directors of the Corporation shall be elected annually.

    The amendment to the Bylaws will be adopted if approved by the affirmative vote of the stockholders who hold at least a majority of the voting power of the issued and outstanding stock entitled to voting power at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S BYLAWS.

ITEM NO. 3--RATIFICATION OF APPOINTMENT OF AUDITORS

APPOINTMENT OF AUDITORS

    The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2001. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 2001 Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS CONSIDERS DELOITTE & TOUCHE LLP TO BE WELL-QUALIFIED AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

ITEM NO. 4--SHAREHOLDER PROPOSAL

    Management has been advised that the Amalgamated Bank of New York LongView SmallCap 600 Index Fund (the "Fund"), 11-15 Union Square, New York, NY 10003, the holder of 21,700 shares of the Company's Common Stock (as of December 6, 2000), intends to submit the following proposal at the Annual Meeting:

    RESOLVED: The shareholders of Sierra Health Services, Inc. (the "Company") urge the Board of Directors to obtain prior shareholder approval for all future agreements that provide compensation for senior executives if there is a change in control of the Company.

                              SUPPORTING STATEMENT

        Sierra Health Services has entered into employment agreements with its Chief Executive Officer and several other senior officers, which agreements provide these officers with special severance compensation in certain situations where there is a change in control of the Company.

        These severance agreements, commonly known as "golden parachutes," provide that if the affected officers resign or are terminated under circumstances covered by the employment agreement, the CEO shall be entitled to receive a multiple of four times his base salary and "target annual incentive" bonus; other senior officials are entitled to receive smaller multiples of their base salary and target annual incentive bonuses.

        The Company's golden parachute agreements were adopted without the approval of shareholders, and we believe that shareholders should be able to vote on such agreements in the future, as a means of assessing potential conflicts of interest between executives and shareholders.

        In our view, golden parachutes have the potential to create the wrong incentives, reduce shareholder value and reward mismanagement. A change in control scenario is more likely to occur if executives have managed the Company in ways that do not maximize shareholder value, and the existence of golden parachutes can allow covered executives to walk away with millions of dollars even if shareholder value has suffered during their tenure.

        And the Company's shareholder value has suffered in recent years. As of December 2000 the Company's stock was trading at levels not seen in the past ten years. Over the past five years, it has also underperformed its peer group and the S&P 500 index.

        We believe that shareholders should have the opportunity to review golden parachute arrangements in the future.

        We urge you to vote FOR this resolution.

                                   * * * * *

    The Board of Directors opposes this resolution and urges you to vote AGAINST it.

    The Board and its Compensation Committee, made up entirely of independent directors, have approved the change-in-control severance arrangements for executives because we view them as beneficial to the Company. We do not agree with the proponent of this proposal that such arrangements somehow induce our executive officers to mismanage the Company.

    We see clear benefits to the Company from severance arrangements that assure executives that, if employment terminates following a change in control, they will receive a fair severance package. These benefits to the Company include the following:

-- Public companies commonly provide change-in-control protections to executives, so we include them as part of our competitive compensation program in order to attract and retain high quality executives.

-- A change in control often results in loss of an executive's job, or a reduction in his or her authority. This is a powerful incentive for executives to oppose a change-in-control transaction even if it would benefit the Company and its stockholders. To mitigate this disincentive, we assure executives a fair severance package in the event of termination after a change in control.

-- The assurance of fair severance pay also helps maintain stable operations in the face of a possible change in control. Executives who have no protections would have an incentive to find new employment in the face of a threatened change in control, which could disrupt our operations whether or not the change-in-control transaction is completed.

-- An acquiror may want an executive to continue for a period of time after the change in control, believing his or her retention would enhance the value of the Company. Change-in-control protections can help to retain an executive in this circumstance.

    The proponent of this resolution argues that change-in-control severance arrangements "create the wrong incentives" and provide rewards to executives even if they have mismanaged a Company. We do not agree that a change in control is likely only if there has been a failure to maximize stockholder value. As stated above, we want executives to be open to the possibility of a change-in-control transaction if that would maximize stockholder value. The Board, while acknowledging that our stock price performance has been disappointing over the past few years, strongly rejects the proponent's insinuation that our change-in-control severance agreements have contributed to the decline by providing the "wrong incentives" to management.

    Our ability to adopt appropriate severance arrangements, particularly in response to a potential change in control or in attracting a new executive to the Company, would be greatly impaired if every such arrangement were subject to stockholder approval. Obtaining such stockholder approval would add expense as well, particularly if the requirement for "prior" stockholder approval forced us to call a special stockholders meeting rather than to wait for the next regularly scheduled meeting.

    Approval of this shareholder proposal would require that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

    ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE PROPOSAL TO OBTAIN PRIOR STOCKHOLDER APPROVAL FOR ALL FUTURE AGREEMENTS THAT PROVIDE COMPENSATION FOR SENIOR EXECUTIVES IF THERE IS A CHANGE IN CONTROL OF THE COMPANY.

       COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all Section 16(a) forms they file. With respect to such reports relating to 2000, Mr. Palmer inadvertently failed to timely file a Form 4 reporting a single open-market purchase, which was corrected by the filing of a Form 5.

                                 OTHER MATTERS

    Except for the stockholder proposal described above and certain stockholder proposals omitted from these proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the date 45 days before the anniversary of the mailing date of the Company's proxy statement for the 2000 Annual Meeting of Stockholders, the Company had not received notice of any proposal to be submitted by a stockholder for a vote at the 2001 Annual Meeting or notice invoking cumulative voting as to which the persons voting the proxies would exercise discretionary authority. If, however, any further business should properly come before the 2001 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

                           PROPOSALS OF STOCKHOLDERS

    Any proposal that a stockholder intends to present at the 2002 Annual Meeting of Stockholders of the Company, expected to be held in May 2002, must be received by the Secretary of the Company at its principal executive offices (2724 North Tenaya Way, P.O. Box 15645, Las Vegas, Nevada 89114-5645) no later than December 19, 2001, for inclusion in the Company's Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable SEC regulations. If a stockholder intends to present a proposal at the next Annual Meeting of Stockholders of the Company but does not seek to have the proposal included in the Company's Proxy Statement and proxy, for purposes of the SEC regulations, notice must be received by the Company at its principal executive offices no later than March 4, 2002. Use of certified mail is suggested.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's 2000 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 2000, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

    It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          Frank E. Collins
                                          SECRETARY

Dated: April 19, 2001

                                     [LOGO]

                            AUDIT COMMITTEE CHARTER

    The purpose of this charter is to set forth the guidelines for the composition, and duties and responsibilities of the Audit Committee of the Board of Directors of Sierra Health Services, Inc. ("SHS").

A.  AUDIT COMMITTEE PURPOSE

    The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

    - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

    - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

    - Provide an avenue of communication among the independent auditors, management, the internal auditing departments and the Board of Directors.

    The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

B.  AUDIT COMMITTEE COMPOSITION

    Audit Committee members shall meet the requirements of the New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC"). The Committee shall be comprised solely of three or more of the outside directors of SHS. The Chair shall be selected by the members of the Committee. All members shall be reappointed annually following the Annual Meeting of Shareholders, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

    Audit Committee members shall be appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

C.  MEETING SCHEDULE

    The Committee shall meet at least four times per year. If possible, meetings should be scheduled approximately 37 to 42 days after each quarter end, and 80 to 85 days after year end. This schedule should allow the Committee to review the Company's internal financial reports (according to Audit Committee Financial Statement Format) as well as financial reports on Forms 10-Q and 10-K to the SEC, which are due 45 and 90 days after quarter and year end, respectively. The meetings should be scheduled to precede Board of Director meetings to be held on the same day, when possible. The Chair may call special meetings if circumstances require.

D.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

REVIEW PROCEDURES

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards No. 61 Communications with Audit Committees ("SAS 61"). The chair of the committee may represent the entire Audit Committee for purposes of this review.

INDEPENDENT AUDITORS

1. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

2. Approve the fees and other significant compensation to be paid to the independent auditors.

3. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the company that could impair the auditors' independence.

4. Review the independent auditors audit plan--discuss scope, staffing locations, reliance upon management, and internal audit and general audit approach.

5. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with SAS 61.

6. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

MANAGEMENT LETTER

1. The Audit Committee shall review the independent auditor's annual letter to management regarding any weaknesses in internal control and constructive service suggestions for improvements in financial or operating matters. Management shall prepare a response to such letter for review by the Audit Committee.

INTERNAL AUDIT DEPARTMENT AND LEGAL COMPLIANCE

1. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

2. Review the appointment, performance and replacement of the senior internal audit executive.

3. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

4. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

OTHER AUDIT COMMITTEE RESPONSIBILITIES

1. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

2. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the committee or the Board deems necessary or appropriate.

3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities. The minutes of all meetings should be available to the Board of Directors.

This Audit Committee Charter is hereby ratified and adopted on the 9th day of May, 2000.

                                   PROXY CARD


         1. To elect four Directors for two-year terms and until their successors are duly elected and qualified and to elect two Directors for one-year terms and until their successors are duly elected and qualified.

                  Two year terms:  Anthony M. Marlon
                                   Thomas Y. Hartley
                                   Anthony L. Watson
                                   Michael E. Luce

                  One year term:   Albert L. Greene
                                   Erin E. MacDonald

         2. To amend the Company's Bylaws to increase the size of the Board from a range of not less than 3 nor more than 7 Directors to a range of not less than 3 nor more than 9 Directors.

         3. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2001.

         4.       To consider and act upon a shareholder proposal.

         5. To transact such other business as may properly come before the meeting or any adjournments thereof.


                                  REVERSE SIDE


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 22, 2001.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3 AND "AGAINST" ITEM 4.

By signing the proxy, you revoke all prior proxies and appoint William J. Raggio and Charles L. Ruthe, or either of them acting singly in the absence of the other, with full power of substitution, the Proxies of the undersigned to represent the undersigned and vote all of the shares of said Common Stock held of record by the undersigned at March 26, 2001, or which the undersigned otherwise would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 22, 2001 and at any adjournments or postponements thereof.